Novoste Corporation                                               Exhibit 10.23

July 1, 1999

Dr. Raoul Bonan
9451 Cote St-Louis
Mirabel
Quebec, Canada J0N 1S0

                  Re:   Modifications to your Employment Agreement

Dear Raoul:

      I am pleased to confirm our mutual agreement to amend your existing employment agreement with us in recognition of your outstanding performance over the past year.

      We will increase your annual salary to $220,000 retroactive to June 1, 1999. Based on our normal bi-weekly payroll, you will receive $8,461.54 per pay period, less applicable withholdings and deductions.

      We will forgive repayment of your promissory note dated April 20, 1999 payable to us in the amount of $80,000 and will return your shares of common stock that we have held as collateral for that loan.

      We will pay you a one-time lump sum cash bonus of $40,000, subject to applicable withholdings and deductions, payable on or before September 1, 1999.

      We will pay you an additional one-time payment in the amount of $3,262, payable on or before September 1, 1999, to cover any claims that you may have had for a "gross-up" of your income taxes relating to the forgiveness of the $80,000 promissory note, rent payments you received from us or otherwise.


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Dr. Raoul Bonan                     July 1, 1999                        Page Two

      You acknowledge and agree that you have no other claim for compensation for services that you have rendered to us to date under your employment agreement other than as set forth in this letter or in your stock option agreements.

Best regards,

William A. Hawkins
President & CEO

Accepted:

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Dr. Raoul Bonan                                 Date


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